SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2008

Smithfield Foods, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street, Smithfield, Virginia	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information under Item 3.02 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 30, 2008, Smithfield Foods, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Starbase International Limited, a company registered in the British Virgin Islands (the “Purchaser”) which is a subsidiary of COFCO (Hong Kong) Limited (“COFCO”), and COFCO, as guarantor. Pursuant to the Purchase Agreement, the Company will sell 7,000,000 shares (the “Shares”), or approximately 4.95% of its common stock (after giving effect to the issuance and sale of the Shares) to the Purchaser, under Regulation S of the Securities Act of 1933, as amended. The purchase price per Share will be equal to the closing price per share of the Company’s common stock on the pricing date for the proposed offering of the Company’s convertible senior notes, which has been previously announced. The Company plans to use the proceeds to repay indebtedness and for other general corporate purposes.

The sale is conditioned upon, among other things, the closing of the proposed offering of the Company’s convertible senior notes and is expected to close with respect to approximately 3.1 million of the Shares concurrently with or shortly after that proposed offering, with the balance of the Shares expected to settle following the completion of a Hart-Scott-Rodino Act antitrust review.

COFCO’s investment in the Company is passive in nature and the Purchase Agreement contains standstill provisions. The Purchase Agreement also contains restrictions on sales or other transfers of Shares by COFCO until the first anniversary of the first closing described above.

In connection with the sale, the Company has agreed to nominate Mr. Gaoning Ning, the chairman of COFCO, for election as a director at its 2008 shareholders’ meeting, to serve as a director whose term shall expire after three years (or earlier under certain circumstances).

A copy of the press release announcing this investment is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: July 1, 2008	By:	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

99.1	Press Release, dated June 30, 2008.